Exhibit (a)(17)

FOR IMMEDIATE RELEASE

LIONSGATE CONFIRMS BCSC HEARING ON SHAREHOLDER RIGHTS PLAN

SANTA MONICA, CA, and VANCOUVER, BC, April 9, 2010 – Lionsgate (NYSE: LGF) today announced that the British Columbia Securities Commission (the “BCSC”) will hold a hearing on April 26, 2010 in response to an application by Carl Icahn and certain of his affiliated entities (the “Icahn Group”) for an order to cease trade Lionsgate’s shareholder rights plan (the “Shareholder Rights Plan”).

At the conclusion of the hearing, the BCSC can, among other things, decide (i) not to make an order to cease trade the Shareholder Rights Plan, (ii) make an order to cease trade the Shareholder Rights Plan, in which case it would become inoperative, or (iii) defer any decision until after the Special Meeting so that it can take into account the views of Lionsgate’s shareholders – as reflected in their fully informed vote at the meeting – with respect to the Shareholder Rights Plan. Lionsgate strongly believes, and intends to argue before the BCSC, that any decision to cease trade the Shareholder Rights Plan should only be made after Lionsgate’s shareholders have had the opportunity to fairly consider and vote upon it at the Special Meeting.

The Shareholder Rights Plan was implemented on March 12, 2010 by Lionsgate’s Board of Directors (the “Board”) after considering, among other things, the unanimous recommendation of a special committee of independent directors of Lionsgate (the “Special Committee”). Under its terms, the Shareholder Rights Plan will remain in full force unless it is not confirmed by a majority of Lionsgate’s shareholders (other than the Icahn Group) at the May 4, 2010 special meeting of Lionsgate’s shareholders (the “Special Meeting”). The Board believes that the Shareholder Rights Plan is in the best interests of the Company, its shareholders and other stakeholders and has recommended that shareholders vote in favor of the Shareholder Rights Plan at the Special Meeting.

Unlike most shareholder rights plans in the U.S., Lionsgate’s Shareholder Rights Plan affords significant decision-making authority to shareholders – its continuation is entirely dependent on shareholder approval at the Special Meeting. Furthermore, the Shareholder Rights Plan that the Board is recommending that shareholders approve does not prevent or restrict a proxy challenge.

Glass Lewis & Co., a leading independent proxy advisory firm, yesterday issued a report in support of Lionsgate’s Shareholder Rights Plan stating that the “permitted bid provisions adequately ensure that shareholders are able to consider a reasonable offer for the Company.  In light of these shareholder-friendly provisions, we believe that the Rights Plan may serve to protect Shareholder interests in the event that a takeover bid does not reflect the full value of the

Company’s shares or is coercive. Consequently, we believe that shareholder ratification of the Company’s Rights Plan is in shareholders’ best interests.”*

The Board continues to recommend that shareholders reject the Icahn Group’s unsolicited offer to purchase up to all of the common shares of Lionsgate for U.S. $6.00 per share because it is financially inadequate, opportunistic and coercive, and is not in the best interests of Lionsgate, its shareholders and other stakeholders.

* Permission to use quotations was neither sought nor obtained.

Additional Information

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed and amended a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (SEC) and a notice of change to directors’ circular with Canadian securities regulators. Any Solicitation/Recommendation Statement and directors’ circular or amendment thereto filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. In addition, Lionsgate has filed a proxy statement with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and has mailed such proxy statement to shareholders of Lionsgate. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and its proxy statement for the 2009 Annual Meeting filed with the SEC on August 17, 2009. To the extent that holders of Lionsgate securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in the proxy statement filed with the SEC and may be included in other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2009 Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and Lionsgate’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 filed with the SEC on February 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements.

Contacts:

Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com

Andrea Priest / Annabelle Rinehart
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449